FOR IMMEDIATE RELEASE
DATE: November 12, 2015
XENIA HOTELS & RESORTS REPORTS THIRD QUARTER 2015 RESULTS
Orlando, FL – November 12, 2015 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the third quarter ended September 30, 2015. The Company’s results include the following:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Same-Property Number of Hotels	49	49		49	49
Same-Property Number of Rooms	13,054	13,047		13,054	13,047
Same-Property Occupancy	79.1%	79.0%	0.1%	77.7%	78.3%	(0.7)%
Same-Property Average Daily Rate(1)	$186.85	$178.71	4.6%	$187.67	$178.28	5.3%
Same-Property RevPAR(1)	$147.81	$141.26	4.6%	$145.91	$139.61	4.5%
Same-Property Hotel EBITDA(2)	$79,737	$75,331	5.8%	$242,867	$227,300	6.8%
Same-Property Hotel EBITDA Margin(2)	31.8%	31.2%	60 bps	32.2%	31.3%	90 bps

Adjusted EBITDA(2)	$74,870	$59,655	25.5%	$219,773	$188,302	16.7%
Adjusted FFO(2)	$63,513	$44,411	43.0%	$178,061	$142,603	24.9%
Adjusted FFO per diluted share(2)	$0.57	$0.39	46.2%	$1.59	$1.26	26.2%

Net income to common stockholders(3)	$18,094	$9,495	90.6%	$26,963	$34,700	(22.3)%
Net income to common stockholders per diluted share(3)	$0.16	$0.08	100.0%	$0.24	$0.31	(22.6)%

(1)
Average Daily Rate ("ADR") and Revenue Per Available Room ("RevPAR") for the three and nine months ended September 30, 2014 are presented after adjusting for the adoption of the Eleventh Revised Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) as provided by our operators.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, and Adjusted FFO per share. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, per share and hotel EBITDA are non-GAAP financial measures.

(3)
Includes $0.4 million and $26.9 million of one-time general and administrative expenses for three and nine months ended September 30, 2015, respectively. See accompanying notes to the combined consolidated financial statements in the Company’s Form 10-Q for more detail.

"Same-Property” results include the results for all hotels owned as of September 30, 2015, except for the Grand Bohemian Hotel Charleston and one hotel under development, include periods prior to the Company’s ownership of the Aston Waikiki Beach Resort, RiverPlace Hotel, Canary Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation and remediation disruption.

The Company’s financial statements prior to February 3, 2015 have been “carved out” of InvenTrust Properties Corp.’s (“InvenTrust”) financial statements and reflect significant assumptions and allocations from those financial statements, such as allocations of corporate debt, shared services functions, employee-related costs and other corporate overhead. Based on these presentation matters, these financial statements may not be comparable to prior periods.
Third Quarter 2015 Highlights

▪
Same-Property RevPAR: Same-Property RevPAR, as adjusted by our operators for USALI, increased 4.6% from the third quarter of 2014 to $147.81, as occupancy remained essentially flat and ADR increased 4.6%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA margin was 31.8%, an increase of 60 basis points from the same period in 2014.

▪	Adjusted EBITDA: Adjusted EBITDA grew $15.2 million to $74.9 million, an increase of 25.5% over the third quarter of 2014.

▪	Adjusted FFO: Adjusted FFO available to common stockholders increased to $0.57 per diluted share compared to $0.39 per diluted share for the third quarter of 2014, representing an increase of 46.2%.

▪
Acquisition Activity: In July, the Company acquired a three property portfolio consisting of the RiverPlace Hotel in Portland, Oregon, the Canary Hotel in Santa Barbara, California, and the Hotel Palomar in Philadelphia, Pennsylvania, for a purchase price of $245 million. In August, the Company announced it had entered into a purchase and sale agreement to acquire the Hotel Commonwealth in Boston, Massachusetts for $136 million upon completion of the hotel's current expansion project. This transaction is expected to be completed in early 2016.

▪	Development Completion: The Company completed the development of the Grand Bohemian Hotel Charleston in Charleston, South Carolina in August.

▪	Dividends: The Company declared its third quarter dividend of $0.23 per share on September 17, 2015. The dividend was paid on October 15, 2015.
“Our third quarter results were strong, both from a revenue and bottom-line perspective,” said Marcel Verbaas, President and Chief Executive Officer of Xenia Hotels & Resorts. “The strength of our diversified portfolio was evidenced by our RevPAR increase of 4.6%, despite the challenges the industry faced in August and September as a result of the shift in timing of certain holidays and the weakness in the Houston market that continues to impact our hotels there. With most of the RevPAR growth in our hotels resulting from ADR increases, we were able to offset fairly significant increases in real estate taxes at a number of our hotels and improve our hotel operating margin by 60 basis points this quarter.”
Mr. Verbaas continued, “We maintain a positive outlook for the industry in general and our portfolio in particular. When excluding our Houston hotels we grew portfolio RevPAR by 5.9%. Given the particular third quarter challenges, we believe this result is a testament to both our commitment to our stated strategy, as well as the success of our asset management practices. We are also excited about the continued evolution of our portfolio. The addition of the three hotels we acquired in July and the completion of the Grand Bohemian Hotel Charleston are a further reflection of the execution of our strategic plan as we added four high quality lifestyle assets in excellent on-strategy locations.”
Year to Date Results
For the nine months ended September 30, 2015, Same-Property RevPAR increased to $145.91, reflecting a 4.5% growth from the same period in 2014, driven by ADR growth of 5.3% and offset by a decrease in occupancy of 0.7%. The Company's Same-Property Hotel EBITDA Margin was 32.2%, which improved 90 basis points compared to the same period in prior year. The Company's Adjusted EBITDA and Adjusted FFO per diluted share increased 16.7% and 26.2%, respectively, during the first nine months of 2015 as compared to the same period in 2014.

Acquisitions and Developments
In the third quarter, the Company added four hotels to its operating portfolio and announced one additional hotel acquisition that is expected to close in early 2016.
In July 2015 the Company completed the acquisition of three high-quality lifestyle boutique hotels for a combined purchase price of $245 million. The 84-room RiverPlace Hotel located in downtown Portland, the 97-room Canary Hotel located in downtown Santa Barbara, and the 230-room Hotel Palomar located in downtown Philadelphia, are all managed by Kimpton Hotels & Restaurants. The three hotels are well-located in high barrier to entry markets with diverse demand generators.
Additionally, the Grand Bohemian Hotel Charleston, a 50-room Autograph Collection hotel located in Charleston, South Carolina in which the Company owns a 75% interest, opened in late August 2015. The hotel is located in the heart of the historic district in Charleston, surrounded by local landmarks, shopping and dining. The total cost to develop the hotel was approximately $32 million.
Finally, in August 2015 the Company announced it had entered into a purchase agreement to acquire the Hotel Commonwealth in Boston for a purchase price of $136 million. The hotel has an irreplaceable location between Fenway Park and Boston University in the Kenmore Square section of Boston. The transaction, which is subject to customary closing conditions and the completion of the current hotel expansion, is expected to close in early 2016. The hotel will continue to be managed by Sage Hospitality.
Capital Investments
The Company invested $9.7 million in capital expenditures during the third quarter after having completed several major renovation projects during the first half of the year. For the nine months ended September 30, 2015, the Company has invested $38.2 million in capital expenditures including a guest room renovation and bathroom conversion at the Marriott San Francisco Airport Waterfront, a guest room renovation at the Hyatt Regency Santa Clara and a pool deck renovation at the Aston Waikiki Beach Resort. The Company anticipates total capital expenditures for 2015 of $45 to $50 million, excluding earthquake remediation repairs at the Andaz Napa.
Balance Sheet
As of September 30, 2015, the Company had total outstanding debt of $1.2 billion, including $117 million outstanding on its $400 million senior unsecured credit facility, and a weighted average interest rate of 3.73%. Total net debt to trailing 12 month pro forma Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 4.0x as of September 30, 2015. As of the end of the third quarter, the Company had $99 million of cash and cash equivalents.
Subsequent Events
Portfolio Updates
In October 2015, the Company announced the sale of the 656-room Hyatt Regency Orange County in Garden Grove, California, for a price of $137 million. The sale price represented an 11.8x multiple on the hotel's 2015 forecasted EBITDA and a 7.1% capitalization rate on 2015 forecasted NOI. In addition to the purchase price, the Company retained the approximate $5.9 million balance in the hotel’s capital expenditure reserve account.
The Grand Bohemian Hotel Mountain Brook, a 100-room Autograph Collection hotel located in an upscale suburb of Birmingham, Alabama, in which the Company owns a 75% interest, opened in late October 2015. The total cost to develop the hotel is expected to be approximately $45 million.
Also in October 2015, the Company transitioned the management of the Courtyard Pittsburgh Downtown, Hilton Garden Inn Evanston, Courtyard Kansas City Country Club Plaza and Homewood Suites Houston Galleria to Sage Hospitality, which now manages six hotels for the Company.
“The portfolio initiatives we were able to complete in the early part of the fourth quarter were particularly meaningful,” said Mr. Verbaas. “We are excited about the completion of the Grand Bohemian Hotel Mountain Brook, our fifth hotel in

Marriott’s Autograph Collection, and also our fifth hotel managed by The Kessler Collection. Furthermore, as a result of the management transition at four of our urban upscale hotels that we initiated, Sage will be operating seven of our hotels upon completion of the Hotel Commonwealth transaction. We are looking forward to reaping the benefits from the continued strengthening of our relationship with Sage.”
Mr. Verbaas added, ”The sale of our Hyatt Regency in Garden Grove was the result of a well-executed strategic decision. Based on the characteristics of the hotel and the market, we felt the time was right to explore a sale for this legacy hotel. Given the experience of our management team with these type of transactions, both as a seller and a buyer over many years, we were able to complete this disposition smoothly and expeditiously at an attractive sale price. The sale of this asset allowed us to reduce debt and create further balance sheet flexibility to continue to execute on our strategy of owning a portfolio of high-quality hotels primarily in top 25 markets and key leisure destinations.”
Capital Markets
On October 22, the Company closed on two new senior unsecured term loans, a $175 million unsecured term loan maturing in February 2021 and a $125 million unsecured term loan maturing in October 2022. The $175 million term loan bears an interest rate based on a pricing grid with a range of 145 to 225 basis points plus LIBOR, determined by the Company’s leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 160 basis points. In conjunction with the term loan, the Company executed interest rate swaps to fix LIBOR over the period of the loan at 1.29%. As a result the current annual interest rate on the term loan is 2.89%.
The $125 million term loan bears an interest rate based on a pricing grid with a range of 170 to 255 basis points plus LIBOR, determined by the Company’s leverage ratio. Based on the Company’s pro forma leverage ratio, the current effective interest rate is LIBOR plus 190 basis points. Funding of the term loan is expected to occur in early 2016 in connection with the anticipated closing of the Company’s previously announced Hotel Commonwealth acquisition.
Additionally the Company completed a refinancing of the $30 million, 5.50% fixed rate mortgage on the Residence Inn Cambridge subsequent to quarter end with the existing lender. The new $63 million mortgage has a ten year term at a fixed annual interest rate of 4.48%.
With the proceeds from the $175 million term loan, excess proceeds from the refinancing of the Residence Inn Cambridge and net sale proceeds from the Hyatt Regency Orange County, the Company was able to pay down the outstanding balance on its revolving line of credit, as well as unencumber four hotels including the Marriott San Francisco Airport Waterfront, the Marriott Woodlands Waterway Hotel & Convention Center, the Hilton Garden Inn Evanston, and the Hampton Inn & Suites Denver Downtown.
Pro forma for the refinancings subsequent to quarter end, the Company has total debt outstanding of $1.1 billion with no outstanding balance on its revolving line of credit and a weighted average interest rate of 3.57%.
“We are pleased with the progress we have made to proactively address our 2016 and 2017 maturities and extend our maturity profile, while maintaining full capacity on our $400 million unsecured credit facility," commented Andy Welch, Executive Vice President and Chief Financial Officer of Xenia Hotels & Resorts.  "The completion of these financings allows us to further stagger and increase the weighted average tenor of our debt maturities, unencumber four additional hotels, and lower our weighted average interest rate."

2015 Outlook and Guidance
On October 5, 2015, the Company provided an update to its 2015 outlook based on preliminary third quarter results, revising its projected same-property RevPAR growth to 4.5% to 5.25% and forecasting that 2015 Adjusted EBITDA would fall between the low and mid-point of its previously announced range of $288 to $297 million. The Company is now updating its outlook for 2015 to incorporate the recent disposition of the Hyatt Regency Orange County, actual third quarter results and updated projections for the fourth quarter of 2015.  The Company's outlook for 2015 is based on the current economic environment, incorporates all expected renovation disruption and assumes no further acquisitions or dispositions. The Company's 2015 capital expenditure range includes its renovation projects, but excludes earthquake damage remediation at the two Napa hotels. The Company's updated financial expectations for 2015 are as follows:

	Revised Guidance
	Low End	High End
	($ in millions)
Same-Property RevPAR growth(1)	4.50%	5.25%
Adjusted EBITDA	$288.0	$293.0
Adjusted FFO	$236.0	$241.0
Capital Expenditures	$45.0	$50.0
(1) Adjusted for changes resulting from the adoption of USALI
“Based on our third quarter results as well as the visibility we now have into our anticipated fourth quarter results, including portfolio RevPAR growth of 6.7% in October, we are maintaining our previous RevPAR range guidance of 4.5% to 5.25%,” said Mr. Verbaas. “Despite the loss of the $1.9 million projected EBITDA contribution from the Hyatt Regency Orange County from the sale date to the end of the year, we now expect to offset this loss mainly as a result of continued margin improvement and G&A savings, enabling us to maintain Adjusted EBITDA guidance consistent with the range we indicated in early October. Additionally, we are increasing our guidance range for Adjusted FFO, primarily as a result of lower income taxes and interest expense than we had previously projected.”
Third Quarter 2015 Earnings Call
The Company will conduct its quarterly conference call on Thursday, November 12, 2015 at 11:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 50 hotels, including 48 wholly owned hotels, comprising 12,548 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, Urgo Hotels & Resorts, Davidson Hotels & Resorts, The Kessler Collection and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,”

“plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR, Adjusted EBITDA, Adjusted FFO, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Balance Sheet
As of September 30, 2015 and December 31, 2014
($ amounts in thousands, except per share data, and unaudited)

	September 30, 2015	December 31, 2014
Assets	(Unaudited)
Investment properties:
Land	$372,698	319,624
Building and other improvements	2,845,901	2,589,288
Construction in progress	40,362	39,736
Total	$3,258,961	2,948,648
Less: accumulated depreciation	(565,643)	(463,342)
Net investment properties	$2,693,318	2,485,306
Cash and cash equivalents	99,430	163,053
Restricted cash and escrows	83,141	87,296
Accounts and rents receivable, net of allowance of $271 and $251, respectively	33,658	24,407
Intangible assets, net of accumulated amortization of $16,146 and $15,143, respectively	61,759	64,541
Deferred tax asset	1,853	2,393
Other assets	43,446	28,204
Assets held for sale	95,335	100,551
Total assets (including $71,660 and $41,054, respectively, related to consolidated variable interest entities)	$3,111,940	$2,955,751
Liabilities
Debt	$1,186,342	1,232,012
Accounts payable and accrued expenses	94,797	90,848
Distributions payable	25,684	—
Other liabilities	37,023	43,530
Liabilities associated with assets held for sale	67,358	68,440
Total liabilities (including $46,323 and $27,679, respectively, related to consolidated variable interest entities)	1,411,204	1,434,830
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value (liquidation preference of $1,000), 50,000,000 shares authorized and 0 issued or outstanding as of September 30, 2015 and 0 shares authorized, issued or outstanding as of December 31, 2014	$—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 111,671,372 issued and outstanding as of September 30, 2015 and 100,000 shares authorized, 1,000 issued and outstanding as of December 31, 2014	1,117	—
Additional paid in capital	1,993,067	1,781,427
Distributions in excess of retained earnings	(305,005)	(264,161)
Total Company stockholders' equity	$1,689,179	$1,517,266
Non-controlling interests	11,557	3,655
Total equity	$1,700,736	$1,520,921
Total liabilities and equity	$3,111,940	$2,955,751
See accompanying notes to the combined condensed consolidated financial statements in the Company’s Form 10-Q.

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2015 and 2014
($ amounts in thousands, except per share data, and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rooms revenues	$175,872	$164,261	$501,754	$481,001
Food and beverage revenues	58,500	52,039	185,707	171,379
Other revenues	14,081	14,791	40,089	44,349
Total revenues	$248,453	$231,091	$727,550	$696,729
Expenses:
Rooms expenses	38,841	36,155	111,378	105,777
Food and beverage expenses	41,308	37,501	122,806	117,250
Other direct expenses	4,625	6,606	13,256	21,191
Other indirect expenses	58,311	54,351	167,758	160,049
Management and franchise fees	12,605	13,198	37,674	39,788
Total hotel operating expenses	155,690	147,811	452,872	444,055
Depreciation and amortization	37,818	35,835	110,094	106,231
Real estate taxes, personal property taxes and insurance	12,985	11,107	36,984	32,666
Ground lease expense	1,272	1,558	3,869	4,096
General and administrative expenses	5,396	10,512	19,443	24,266
Business management fees	—	—	—	1,474
Acquisition transaction costs	4,510	18	5,396	1,150
Pre-opening expenses	825	—	825	—
Provision for asset impairment	—	1,667	—	4,665
Separation and other start-up related expenses	426	—	26,887	—
Total expenses	$218,922	$208,508	$656,370	$618,603
Operating income	$29,531	$22,583	$71,180	$78,126
Gain (loss) on sale of investment property	—	(96)	—	865
Other income (expense)	672	60	3,389	185
Interest expense	(12,496)	(14,374)	(38,726)	(43,532)
Loss on extinguishment of debt	—	(113)	(283)	(1,183)
Equity in losses and gain on consolidation of unconsolidated entity, net	—	—	—	4,216
Income before income taxes	17,707	8,060	35,560	38,677
Income tax benefit (expense)	$140	$(1,862)	$(8,344)	$(5,787)
Net income from continuing operations	17,847	6,198	27,216	32,890
Net income (loss) from discontinued operations	$—	$3,297	$(489)	$1,810
Net income	17,847	9,495	26,727	34,700
Less: Net loss attributable to non-controlling interests	$251	$—	$248	$—
Net income attributable to the Company	18,098	9,495	26,975	34,700
Distributions to preferred stockholders	$(4)		$(12)
Net income attributable to common stockholders	18,094	9,495	26,963	34,700

Xenia Hotels & Resorts, Inc.
Combined Condensed Consolidated Statements of Operations - Continued
For the Three and Nine Months Ended September 30, 2015 and 2014
($ amounts in thousands, except per share data, and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Basic and diluted earnings per share
Income from continuing operations available to common stockholders	$0.16	$0.05	$0.24	$0.29
Income from discontinued operations available to common stockholders	$—	$0.03	$—	$0.02
Net income per share available to common stockholders	$0.16	$0.08	$0.24	$0.31
Weighted average number of common shares (basic)	111,694,773	113,397,997	112,096,957	113,397,997
Weighted average number of common shares (diluted)	111,885,350	113,397,997	112,258,505	113,397,997
See accompanying notes to the combined condensed consolidated financial statements in the Company’s Form 10-Q.

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, FFO and Adjusted FFO. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, equity investment adjustments, the cumulative effect of changes in accounting principles, impairment of real estate assets, operating results from properties sold and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, operating results from properties that are sold and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
For the Three and Nine Months Ended September 30, 2015 and 2014
($ amounts in thousands and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to the Company	$18,098	$9,495	$26,975	$34,700
Adjustments:
Interest expense	12,496	14,374	38,726	43,532
Interest expense from unconsolidated entity	—	—	—	34
Interest expense from discontinued operations	—	7,888	—	23,719
Income tax expense (benefit)	(140)	1,862	8,344	5,787
Depreciation and amortization related to investment properties	37,818	35,835	110,094	106,231
Depreciation and amortization related to investment in unconsolidated entity	—	(102)	—	—
Depreciation and amortization of discontinued operations	—	11,398	—	36,724
EBITDA	$68,272	$80,750	$184,139	$250,727
Reconciliation to Adjusted EBITDA
Impairment of investment properties	—	1,667	—	4,665
(Gain) loss on sale of investment property	—	96	—	(865)
Loss on extinguishment of debt	—	113	283	1,183
Gain (loss) on consolidation of investment in unconsolidated entity	—	—	—	(4,481)
Acquisition and pursuit costs	4,510	18	5,396	1,150
Amortization of share-based compensation expense	1,326	—	4,774	—
Pre-opening expenses (1)	825	—	825	—
Management termination fees net of guaranty income(2)	212	—	212	—
Gain from excess property insurance recovery	(322)	—	(598)	—
Business interruption proceeds net of hotel related expenses (3)	(379)	—	(2,549)	—
EBITDA adjustment for three hotels sold in 2014 (4)	—	(387)	(85)	(1,823)
EBITDA adjustment for Suburban Select Service Portfolio (5)	—	(22,602)	489	(62,254)
Other non-recurring expenses (6)	426	—	26,887	—
Adjusted EBITDA	$74,870	$59,655	$219,773	$188,302

(1)
For the three and nine months September 30, 2015, the pre-opening expenses related to the Grand Bohemian Hotel Charleston and Grand Bohemian Hotel Mountain Brook, which opened in August and October 2015, respectively.

(2)
For the three and nine months September 30, 2015, we terminated management agreements for four properties and entered into new management contracts with a new third-party hotel operator. In connection with the terminations, we paid termination fees of $0.7 million, which was offset by $0.5 million in income from the write off of deferred guaranty payments that were previously received from certain of the managers and were being recognized over the term of the old management contracts.

(3) The business interruption insurance recovery for 2014 for the three and nine months ended September 30, 2015 was $0.4 and $2.5 million, which is net of $1.6 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(4)	The following three hotels were disposed of in 2014: Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands.

(5) On November 17, 2014, InvenTrust sold the Suburban Select Service Portfolio for an aggregate gross disposition price of $1.1 billion. Prior to the sale transaction, the Company oversaw the Suburban Select Service Portfolio. This sale reflected a strategic shift and had a major impact on our consolidated financial statements; therefore the operations of these 52 hotels are reflected as discontinued operations on the combined condensed consolidated statements of operations for the three and nine months ended September 30, 2015 and 2014.

(6)
For the three and nine months September 30, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal, audit fees and other professional fees, costs related to the Tender Offer described in Note 10 in the combined condensed consolidated financial statements as of September 30, 2015 and 2014, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Nine Months Ended September 30, 2015 and 2014
($ amounts in thousands and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to the Company	$18,098	$9,495	$26,975	$34,700
Adjustments:
Depreciation and amortization related to investment properties	37,818	35,835	110,094	106,231
Depreciation and amortization related to investment in unconsolidated entity	—	(102)	—	—
Depreciation and amortization of discontinued operations	—	11,398	—	36,724
Impairment of investment property	—	1,667	—	4,665
(Gain) loss on sale of investment property	—	96	—	(865)
Gain on consolidation of investment in unconsolidated entity	—	—	—	(4,481)
FFO	$55,916	$58,389	$137,069	$176,974
Distribution to preferred shareholders	(4)	—	(12)	—
FFO available to common share and unit holders	$55,912	$58,389	$137,057	$176,974
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	113	283	1,183
Acquisition and pursuit costs	4,510	18	5,396	1,150
Loan related costs (1)	681	991	2,872	3,405
Amortization of share-based compensation expense	1,326	—	4,774	—
Pre-opening expenses	825	—	825	—
Management termination fees net of guaranty income(2)	212	—	212	—
Income tax related to restructuring (3)	—	—	1,900	—
Business interruption proceeds net of hotel related expenses (4)	(379)	—	(2,549)	—
Less FFO adjustment for three hotels sold in 2014 (5)	—	(387)	(85)	(1,575)
Less FFO adjustment for Suburban Select Service Portfolio (6)	—	(14,713)	489	(38,534)
Other non-recurring expenses (7)	426	—	26,887	—
Adjusted FFO	$63,513	$44,411	$178,061	$142,603

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.
(2) For the three and nine months September 30, 2015, we terminated management agreements for four properties and entered into new management contracts with a new third-party hotel operator. In connection with the terminations, we paid termination fees of $0.7 million, which was offset by $0.5 million in income from the write off of deferred guaranty payments that were previously received from certain of the managers and were being recognized over the term of the old management contracts.

(3)
For the nine months ended September 30, 2015, the Company recognized income tax expense of $8.3 million, of which $1.9 million related to a gain on the transfer of a hotel between legal entities resulting in a more optimal structure in connection with the Company’s intention to elect to be taxed as a REIT.

(4)
The business interruption insurance recovery for the three and nine months ended September 30, 2015 was $0.4 and $2.5 million, which is net of $1.6 million of hotel related expenses attributable to those hotels impacted by the August 2014 Napa Earthquake.

(5)	The following three hotels were disposed of in 2014: Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands.

(6) On November 17, 2014, InvenTrust sold the Suburban Select Service Portfolio for an aggregate gross disposition price of $1.1 billion. Prior to the sale transaction, the Company oversaw the Suburban Select Service Portfolio. This sale reflected a strategic shift and had a major impact on our consolidated financial statements; therefore the operations of these 52 hotels are reflected as discontinued operations on the combined condensed consolidated statements of operations for the three and nine months ended September 30, 2015 and 2014.

(7)
For the three and nine months ended September 30, 2015, other non-recurring expenses include one-time costs related to the listing of our common stock on the NYSE, such as legal, audit fees and other professional fees, costs related to the Tender Offer described in Note 10 in the combined condensed consolidated financial statements as of September 30, 2015 and 2014, and other start-up costs incurred while transitioning to a stand-alone, publicly-traded company.

Xenia Hotels & Resorts, Inc.
Debt Summary
(unaudited, $ in thousands)

	Rate Type (1)	Rate		Fully Extended Maturity Date(2)		Outstanding as of 9/30/2015	Outstanding as of 11/12/2015
Mortgage Loans
Hilton Garden Inn Chicago North Shore/Evanston	Fixed	5.94%		June 2016		$18,553	$—
Grand Bohemian Hotel Orlando	Fixed	5.82%		October 2016		49,601	49,443
Marriott Woodlands Waterway Hotel & Convention Center	Fixed	4.50%		December 2016		72,975	—
Renaissance Atlanta Waverly Hotel & Convention Center	Fixed	5.50%		December 2016		97,000	97,000
Renaissance Austin Hotel	Fixed	5.51%		December 2016		83,000	83,000
Hyatt Regency Orange County	Fixed	5.25%		January 2017		61,994	—
Residence Inn Boston Cambridge	Fixed	5.50%	(3)	February 2017	(3)	30,339	63,000
Courtyard Pittsburgh Downtown	Fixed	4.00%		March 2017		22,776	22,719
Hampton Inn & Suites Denver Downtown	Fixed	5.25%		March 2017		13,403	—
Marriott Griffin Gate Resort & Spa	Variable	2.69%		March 2017		34,556	34,495
Marriott San Francisco Airport Waterfront	Fixed	5.40%		April 2017		53,034	—
Courtyard Birmingham Downtown at UAB	Fixed	5.25%		April 2017		13,428	13,403
Hilton University of Florida Conference Center Gainesville	Fixed	6.46%		February 2018		27,775	27,775
Residence Inn Denver City Center	Variable	2.44%		April 2018		45,210	45,210
Bohemian Hotel Savannah Riverfront	Variable	2.54%		December 2018		27,480	27,480
Fairmont Dallas	Variable	2.19%		April 2019		56,389	56,332
Andaz Savannah	Variable	2.19%		January 2020		21,500	21,500
Hotel Monaco Denver	Variable	2.29%		January 2020		41,000	41,000
Andaz Napa	Variable	2.29%		March 2020		30,500	38,000
Marriott Dallas City Center	Variable	2.44%		May 2020		40,090	40,090
Marriott Charleston Town Center	Fixed	3.85%		July 2020		16,994	16,956
Hyatt Regency Santa Clara	Variable	2.19%		September 2020		60,200	60,200
Grand Bohemian Hotel Charleston (JV)(4)	Variable	2.69%		November 2020		19,182	19,798
Loews New Orleans Hotel	Variable	2.54%		November 2020		37,500	37,500
Grand Bohemian Hotel Mountain Brook (JV)(5)	Variable	2.69%		December 2020		21,661	22,736
Hotel Monaco Chicago	Variable	2.44%		January 2021		26,000	26,000
Westin Galleria & Oaks Houston	Variable	3.34%		May 2021		110,000	110,000
Total Mortgage Loans		3.93%	(6)			$1,132,140	$953,637
Mortgage Loan Premium / (Discounts)(7)						(805)	(805)
Senior Unsecured Credit Facility	Variable	1.85%		February 2020		117,000	—
Term Loan (Unsecured)	Hedged	2.89%	(8)	February 2021		—	175,000
Term Loan (Unsecured)	Variable	2.09%		October 2022		—	—	(9)
Total Debt		3.73%	(6)			$1,248,335	$1,127,832

Xenia Hotels & Resorts, Inc.
Debt Summary - Continued

(1)	Floating index is one month LIBOR. As of September 30, the Company did not have any hedging instruments in place.

(2)	Loan extension is at the discretion of Xenia. The majority of loans require minimum debt service coverage ratio and/or loan to value maximums and payment of extension fee.

(3)	Company refinanced mortgage with a new loan bearing a 4.48% fixed interest rate and October 2025 maturity.

(4)	The project construction loan has a total draw capacity of $20.0 million.

(5)	The project construction loan has a total draw capacity of $26.3 million.

(6)	Weighted average interest rate as of September 30, 2015.

(7)	Loan premiums/(discounts) on assumed mortgages recorded in purchase accounting.

(8)	Company has executed a swap to fix LIBOR at 1.29% over the period of the loan.

(9)	Funding anticipated in early 2016 in connection with the acquisition of the Hotel Commonwealth.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Nine Months Ended September 30, 2015 and 2014
($ in thousands and unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Revenues(2):
Room revenues	$177,511	$170,785	3.9%	$519,904	$501,110	3.8%
Food and beverage revenues	58,908	55,314	6.5%	193,041	179,455	7.6%
Other revenues	14,016	15,117	(7.3)%	40,687	44,759	(9.1)%
Total revenues	$250,435	$241,216	3.8%	$753,632	$725,324	3.9%

Expenses(2):
Room expenses	$39,230	$37,466	4.7%	$115,627	$110,682	4.5%
Food and beverage expenses	41,642	39,914	4.3%	128,391	123,497	4.0%
Other direct expenses	4,614	6,746	(31.6)%	13,498	21,748	(37.9)%
Other indirect expenses	58,685	55,667	5.4%	173,703	164,756	5.4%
Management and franchise fees	12,670	13,506	(6.2)%	38,533	40,443	(4.7)%
Real estate taxes, personal property taxes and insurance	12,870	11,242	14.5%	37,429	33,130	13.0%
Ground lease expense	987	1,344	(26.6)%	3,584	3,768	(4.9)%
Total hotel operating expenses	$170,698	$165,885	2.9%	$510,765	$498,024	2.6%

Hotel EBITDA	$79,737	$75,331	5.8%	$242,867	$227,300	6.8%
Hotel EBITDA Margin	31.8%	31.2%	60 bps	32.2%	31.3%	90 bps

(1)
“Same-Property” results include the results for all hotels owned as of September 30, 2015, except for the Grand Bohemian Hotel Charleston and one hotel under development, include periods prior to the Company’s ownership of the Aston Waikiki Beach Resort, RiverPlace Hotel, Canary Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation and remediation disruption.

(2)	2014 revenues and expenses are unadjusted for changes resulting from the adoption of USALI.

Xenia Hotels & Resorts, Inc.
Hotel Data by Geography(1)
As of September 30, 2015
(unaudited)

	September 30, 2015
Region	Number of Hotels	Number of Rooms
South Atlantic
(Florida, Georgia, Maryland, South Carolina, Virginia, West Virginia, Washington, D.C.)	16	3,319
West South Central
(Louisiana, Texas)	9	3,339
Pacific
(California, Hawaii, Oregon)	9	3,247
Mountain
(Arizona, Colorado, Utah)	5	1,016
Other
(Alabama, Illinois, Iowa, Kansas, Massachusetts, Missouri, Pennsylvania	11	2,183
Total	50	13,104

(1) Excludes one hotel under development.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel Statistical Data(2) by Geography
For the Three and Nine Months Ended September 30, 2015 and 2014
(unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2015			September 30, 2014			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	79.4%	$167.39	$132.92	79.1%	$164.39	$129.99	2.3%
West South Central	67.3%	$175.21	$117.87	70.2%	$171.50	$120.46	(2.2)%
Pacific	88.4%	$217.81	$192.46	85.5%	$201.57	$172.35	11.7%
Mountain	79.8%	$182.36	$145.60	80.8%	$172.48	$139.33	4.5%
Other	82.6%	$182.14	$150.49	82.1%	$176.32	$144.71	4.0%
Total	79.1%	$186.85	$147.81	79.0%	$178.71	$141.26	4.6%

	Nine Months Ended			Nine Months Ended
	September 30, 2015			September 30, 2014			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Region
South Atlantic	79.3%	$177.95	$141.09	79.2%	$170.59	$135.14	4.4%
West South Central	72.4%	$187.06	$135.42	73.6%	$182.88	$134.51	0.7%
Pacific	81.1%	$207.02	$167.81	83.2%	$190.07	$158.07	6.2%
Mountain	81.2%	$178.44	$144.88	81.2%	$167.87	$136.27	6.3%
Other	77.1%	$177.79	$137.07	75.7%	$169.46	$128.24	6.9%
Total	77.7%	$187.67	$145.91	78.3%	$178.28	$139.61	4.5%

(1) “Same-Property” results include the results for all hotels owned as of September 30, 2015, except for the Grand Bohemian Hotel Charleston and one hotel under development, include periods prior to the Company’s ownership of the Aston Waikiki Beach Resort, RiverPlace Hotel, Canary Hotel and Hotel Palomar Philadelphia, and exclude the results of operations of the Crowne Plaza Charleston Airport - Convention Center, DoubleTree Suites Atlanta Galleria, and Holiday Inn Secaucus Meadowlands, all of which were sold in 2014. "Same-Property" results also exclude the NOI guaranty payment at the Andaz San Diego. Results include renovation and remediation disruption.
(2) Average Daily Rate ("ADR") and Revenue Per Available Room ("RevPAR") for the three and nine months ended September 30, 2014 are presented after adjusting for the adoption of the Eleventh Revised Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) as provided by our operators.